INSIDER TRADING POLICY
Amended as of September 19, 2023

POLICY STATEMENT

American Electric Power Company, Inc. and certain of its subsidiaries are the issuers of securities that are registered with the Securities and Exchange Commission (the “SEC”). Such registration allows the securities to be traded by the public, but also imposes obligations upon the company and its directors, officers and employees. The purpose of this Insider Trading Policy (the “Policy”) is to ensure compliance with securities laws by all directors, officers and employees of American Electric Power Company, Inc. and its subsidiaries.

DETAIL

Scope: The Policy applies to all directors, officers and employees of American Electric Power Company, Inc. and its subsidiaries (collectively, “AEP” or the “Company”). Questions regarding this policy should be directed to the Company’s General Counsel or the other attorneys delegated by the General Counsel (each of the General Counsel and such attorneys a “Compliance Officer”).

Narrative:

I.    Policy

If a director, officer or any employee of the Company, any agent or advisor of the Company, or the Company itself has material nonpublic information relating to the Company, neither that person nor any Related Person (as defined below) nor the Company may buy, sell, transfer, exchange or lend securities of the Company (the “Company Securities”), including the exercise of options to buy Company Securities, or engage in any other action to take advantage of, or pass on to others, that information. In some circumstances, the Company itself could be held liable as a “control person” if it fails to take reasonable steps to prevent insider trading by Company personnel. This Policy also applies to material nonpublic information relating to any other company with publicly traded securities, including our customers or suppliers, obtained in the course of employment by or association with the Company. See Section III.F. Additional restrictions on trading Company Securities apply to directors, executive officers and certain designated employees of the Company and its subsidiaries who have access to material nonpublic information about the Company (“Designated Employees”). See Section IV.

II.    Definitions

A.    Insider

The definition of insider is transaction specific. Any person who possesses material nonpublic information is considered an insider as to that information. Directors, officers, employees, independent contractors and those persons in a special relationship with the Company (e.g., its auditors, consultants or attorneys) are most often insiders. A person may retain his or her insider status for up to ninety days or more after leaving the Company.

B.    Material Information

Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the information is likely to significantly alter the total mix of available information about the Company. Information is also material if it could reasonably be expected to have a substantial effect on the market price of the Company’s Securities. This determination is subjective and made based on the facts and circumstances of each particular situation. Material information can be positive or negative and can relate to any aspect of a company’s business or to any type of Company Security, whether debt, equity or hybrid. Some examples of information that may be material include, but are not limited to:

•Financial results, estimates and guidance on financial results, confirmations of or changes to previously released financial results, estimates or guidance, or other performance related measures or metrics
•News of a pending or proposed company transaction including a significant merger, acquisition or divestiture proposal or agreement
•Regulatory actions or proceedings
•Developments in legal proceedings
•Significant changes in corporate strategy
•News of a significant sale of assets
•Changes in management or board composition
•Changes in dividend policies
•Financings and other events involving the Company’s Securities
•Financial liquidity problems
•Cybersecurity attacks and/or privacy incidents with significant impact
•Significant disruption in the company’s operations

The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances.

C.    Nonpublic Information

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated by the Company in a manner compliant with Regulation FD. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information. Generally, one should allow one full trading day after the information has been publicly disclosed in a manner compliant with Regulation FD.

D.    Related Person

For purposes of this Policy, a Related Person includes (i) your spouse, minor children and anyone else living in your household; (ii) your family members who do not live in your household but whose transactions in Company Securities are directed by you or subject to your influence or control (e.g., parents or children who consult with you before they trade in Company Securities); (iii) partnerships in which you are a general partner or corporations in which you are a controlling shareholder; (iii) trusts of which you are a trustee; and (iv) estates of which you are an executor. Although a person’s other family members may not be considered Related

Persons (unless living in the same household), they may be a “tippee” for securities laws purposes. See Section III.D. below for a discussion on the prohibition on “tipping”.

III.    Guidelines

A.    Non-disclosure of Material Nonpublic Information

Material nonpublic information should not be disclosed to anyone, except the persons within the Company or third party agents of the Company (such as investment banking advisors, outside legal counsel or outside accountants) whose positions require them to know it, until such information has been publicly released by the Company. If material nonpublic information is inadvertently disclosed by any director, officer or employee, the person making or discovering that disclosure should immediately report the facts to the General Counsel or a Compliance Officer.

B.    Prohibited Trading in Company Securities

No person, including the Company, may place a purchase or sell order (or recommend that another take such action) in Company Securities when he, she or it is aware of material information concerning the Company that has not been disclosed to the public.1 It is your responsibility to be certain that you do not have material nonpublic information when you trade. This rule does cover increasing or decreasing your percentage investment contribution allocated to the AEP stock fund under the Company’s benefit plans, including the Company’s Retirement Savings Plan (“RSP”) or Supplemental Retirement Savings Plan (“SRSP”), or any intra-plan transfers involving the AEP stock fund. This rule does not apply, however, to the systematic purchases of stock under the Company’s benefit plans, such as the RSP or the SRSP or the American Electric Power Company, Inc. Dividend Reinvestment and Direct Stock Purchase Plan (“DRDSPP”), but it does apply to voluntary purchases in such plans. Company Securities, stock units, restricted stock or performance share units that are acquired through the Company benefit plans are subject to this Policy and may not be sold by any person covered by this Policy who is aware of material nonpublic information. Subject to the approval of a Compliance Officer, the exercise of a tax withholding right pursuant to which an individual elects to have the Company withhold shares to satisfy tax withholding requirements (but not the sale of such shares) is exempt from this policy.

C.    Future Evaluation of Transactions

If securities transactions ever become the subject of scrutiny, they are likely to be viewed with the benefit of hindsight. As a result, before engaging in any transaction, an insider should carefully consider how his or her transaction might be viewed in the future. Any questions or uncertainties regarding this Policy should be directed to a Compliance Officer.

1 Insiders can also be liable for trades made pursuant to standing orders if such trade is made while the insider is aware of material nonpublic information, unless such standing order is made pursuant to a 10b5-1 plan. A 10b5-1 plan may only be executed by an insider while that person is not aware of material nonpublic information. Such plans must be approved by a Compliance Officer and must specify the number of shares or dollar value to be traded, a price and the date of the trade (or a formula for determining those items). Once a 10b5-1 plan has been established, the insider may not deviate from the plan, though the plan may be amended, modified or terminated in limited circumstances. Please contact a Compliance Officer for questions regarding 10b5-1 plans.

D.    Providing Company Information to Others

Insiders may be liable for communicating or tipping material nonpublic information to any third party (“tippee”), not limited to just Related Persons. Persons other than insiders also can be liable for insider trading, including tippees who trade on material nonpublic information tipped to them and individuals who trade on material nonpublic information that has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. Tippees can obtain material nonpublic information (and liability as an insider) by receiving tips from others or through any means of communication regardless of the setting.

Any person subject to this policy, whether or not aware of material nonpublic information should refrain from recommending that persons buy, sell or hold Company Securities or participating on social media, blogs or other web-based sites that discuss Company Securities unless authorized by a Compliance Officer. Persons subject to this policy should also, unless it is in the normal course of their employment, refrain from responding to inquiries from securities analysts, reporters or similar persons. In addition, insiders should take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip”.

E.    Certain Transactions

Directors, officers and employees, and their Related Persons, whether or not he or she possess material nonpublic information, may not trade in options, warrants, puts and calls or similar instruments on Company Securities or sell Company Securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery) or engage in speculative trading (e.g., “day-trading”) that is intended to take advantage of short-term price fluctuations. No director, officer or employee and their Related Persons may engage in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s Securities. In addition, unless approved by a Compliance Officer, directors, officers and employees, and their Related Persons may not hold Company Securities in margin accounts. Directors and executive officers of the Company may not pledge Company Securities as collateral for a loan. Such activities may put the personal gain of the director, officer or employee in conflict with the best interests of the Company and its securityholders. Directors, officers and employees may, of course, exercise options granted to them by the Company pursuant to the Company’s benefit plans and, subject to the restrictions discussed in this Policy and other applicable Company policies, sell shares acquired through exercise of such options.

F.    Trading in Other Securities

No director, officer or employee may place purchase or sell orders or recommend that another person place a purchase or sell order in the securities of another corporation if the person learns of material nonpublic information about the other corporation through his/her position with the Company.

IV.    Additional Restrictions and Requirements for Directors, Executive Officers and Designated Employees

A.    Trading Window

In addition to being subject to all of the other limitations in this Policy, directors, executive officers and Designated Employees of the Company may only transact in Company Securities in the public market during the period beginning on the second trading day after the release of the Company quarterly earnings and ending on the fifth day of the last month of the quarter.2 A Compliance Officer may, on a case-by-case basis, authorize trading in Company Securities by a director or an executive officer or a Designated Employee outside of the trading windows due to financial hardship or other hardships, but only if: (i) the employee who wishes to trade has, at least two (2) days prior to the anticipated trade date, notified the Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s) and (ii) the person trading is not in possession of material, nonpublic information concerning the Company and has certified that fact in writing to the Compliance Officer.

B.    Pre-Clearance

Directors and executive officers of the Company must obtain prior clearance from the Company’s General Counsel or other Compliance Officer, before he, she or a Related Person transacts in Company Securities, including any exercise of stock options. Pre-clearance is required for all purchases or sales, including transfers between the AEP Stock Fund and altering your investment options in the Company’s RSP or SRSP, except as noted in Section IV.E. below. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under the federal or state securities laws and regulations. Any guidance will relate solely to the restraints imposed by law and applicable Company policies and will not constitute investment advice. Pre-clearance of a transaction will generally only be granted during a trading window and is valid only for a 48-hour period. If the transaction order is not placed within that trading window and 48-hour period, pre-clearance of the transaction must be re-requested. Notwithstanding receipt of pre-clearance, you may not trade in Company Securities if you subsequently become aware of material nonpublic Information prior to effecting the transaction. If pre-clearance is denied, the fact of such denial is confidential and may not be disclosed by the person requesting such pre-clearance.

C.    Pension Fund Blackouts

During a pension fund blackout period, directors and executive officers generally are prohibited by federal law from transacting in Company Securities. The applicable regulations include a broad interpretation as to the Company Securities covered by this restriction. A pension fund blackout period exists whenever 50% or more of the plan participants are unable to conduct transactions in their accounts for more than three consecutive days. Blackout periods may occur, for example, when there is a change in the plan’s trustee, record keeper or investment manager. Affected persons will be contacted when pension fund blackout periods are instituted and provided additional detail about the transactions that will be covered by and exempted from the blackout trading prohibition.

2 Transactions executed pursuant to properly approved 10b5-1 plans are permitted during periods outside the trading window.

D.    Event-Specific Trading Restrictions

From time to time, an event may occur that is material to the Company and is known by only a few officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade Company Securities. The existence of an event-specific trading restriction period will not be announced to the Company as a whole, and should not be communicated to any other person.

E.    Pre-Clearance of 10b5-1 Plans

As discussed above, insiders are subject to liability for transactions made while aware of material nonpublic information, except standing orders under approved 10b5-1 plans. Directors and executive officers may not implement, modify or terminate a 10b5-1 plan (i) without prior clearance from a Compliance Officer; (ii) outside of the trading window, (iii) when they are aware of material nonpublic information; or (iv) during a pension fund blackout period. Once such a plan is properly implemented, trades made under the plan will not require pre-clearance and may be made at any time, even outside the trading window, if the plan specifies the dates, prices and amounts of contemplated trades or establishes a formula for determining dates, prices and amounts.

Finally, if you are a Section 16 Reporting Person (as defined below), 10b5-1 plans require special care, as the Company may be required to disclose the adoption, modification or termination of such plans by such persons in its periodic reports filed with the SEC. This disclosure will include the details on the plan, including the adoption date, duration, and amount of securities. The Form 4 filed upon execution of any trade made pursuant to a 10b5-1 plan shall also disclose that the trade was made pursuant to a 10b5-1 plan. Accordingly, it is imperative that Section 16 Reporting Persons coordinate with a Compliance Officer prior to adopting, modifying or terminating such plans.

F.    Reporting of Transactions

The SEC’s rules under the Securities Exchange Act of 1934 (the “Exchange Act”) impose reporting obligations on “officers” (as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended), directors and 10% shareholders (“Section 16 Reporting Persons”) with respect to transactions in Company Securities. If there is any change in the beneficial ownership (including gifts or donations) of Company Securities by such a Section 16 Reporting Person, that person is generally required to file a Form 4 with the SEC reporting the change within two business days. Failure to timely file Forms 4 results in disclosure of the delinquent filing in the Company’s proxy, or, in more serious cases, SEC enforcement actions or fines.

While SEC rules impose the obligation for preparing and filing Forms 4 upon the Section 16 Reporting Person, the Company provides assistance in preparation and filing. As previously discussed, prior to executing any transaction, the Section 16 Reporting Person must pre-clear the transaction with a Compliance Officer, who will assist in the preparation and filing of the report on behalf of the Section 16 Reporting Person.

G.    “Short-Swing” Transactions

Under the Exchange Act, profits realized through “short-swing transactions” by Section 16 Reporting Persons belong, with certain limited exceptions, to the Company. Generally, a “short-swing transaction” is any purchase and sale (or the converse) that takes place within a six-month period. The profit is computed using the highest sale price and lowest purchase price during the transaction period. Whether the insider had material nonpublic information at any point during the transaction period is immaterial. The Company or any of its equity shareholders may bring suit to allow the Company to recover the profit within two years of the insider’s realization of profit.